Exhibit 99.1

FOR IMMEDIATE RELEASE

December 10, 2009

Owens & Minor Issues Financial Outlook for 2010

at Annual Investor Meeting

The Company also Announced Plans to Terminate Pension Plan

RICHMOND, VA….Owens & Minor (NYSE-OMI) today provided the company’s financial outlook for 2010 at its annual investor meeting, held this year in New York.

“For the year, we are targeting revenue growth in a range of 4% to 6% compared to 2009, and income per diluted share in a range of $2.90 to $3.05,” said Craig R. Smith, president & chief executive officer of Owens & Minor.

A webcast of the investor meeting, featuring members of the Owens & Minor management team and related presentations, is available at www.owens-minor.com under the Investor Relations section.

In other news, the company’s board of directors on December 9, 2009, approved a plan to fund and terminate the company’s noncontributory defined benefit pension plan (the “Pension Plan”). The Pension Plan covers substantially all employees who had earned benefits as of December 31, 1996. On that date, substantially all of the benefits of employees under this plan were frozen, with all participants becoming fully vested. Termination of the Pension Plan must be approved by the Internal Revenue Service and the Pension Benefit Guaranty Corporation. The company estimates that cash contributions to fully fund the Pension Plan will be in the range of $8 million to $13 million. In addition, the company would record a pre-tax charge to income from continuing operations estimated to be in the range of $15 million to $19 million upon final termination, which the company anticipates will occur in 2011. Actual results may differ from these estimates.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at                  www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

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